                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 12b-25

Commission File No. 0-13493                                     CUSIP No.  None

                           NOTIFICATION OF LATE FILING

                       [  ] Form 10-K and 10 KSB   [  ] Form 11-K
                 [ X ] Form 10-Q and Form 10-QSB   [  ] Form N-SAR

                       For the Period Ended March 31, 2001

     Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

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PART I.  Registration Information
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                    Twelve AMH Associates Limited Partnership
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                            (Full Name of Registrant)

5 Cambridge Center, 9th Floor, Cambridge, Massachusetts             02142
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   (Address of Principal Executive Office)                       (Zip Code)

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PART II. Rules 12b-25(b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
(Check box if appropriate.)

X    (a)  The reasons described in reasonable detail in Part III of this Form could not be

     (b) The subject annual report will be filed on or before the fifth calendar day following the

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached


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PART III. Narrative
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     The registrant has not received all necessary information to prepare the quarterly report prior to its due date. The registrant has requested such information from management of the entity in which it holds an interest and anticipates receiving such information in the near term.

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PART IV.  Other Information
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(1) Name and telephone number of person in contact in regard to this notification:

  David J. Heymann                  516                   681-3636
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       (Name)                   (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

         YES  [  ]         NO [ X ]

Annual report on Form 10-KSB for the year ended December 31, 2000

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

         YES  [  ]         NO [ X ]

         Twelve AMH Associates Limited Partnership
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         (Name of registrant as specified in charter)

     has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  May 16, 2001                 Twelve AMH Associates Limited Partnership

                                    By:  Two Winthrop Properties, Inc.
                                         Managing General Partner


                                         By: /s/ Michael L. Ashner
                                            ----------------------
                                            Michael L. Ashner
                                            Chief Executive Officer